Exhibit 3(ii)(b)

Amendments of Bylaws of The MicroCap Fund, Inc.
Approved by the Board of Directors on April 10, 1996



         RESOLVED, that Article V of the By-laws of the Company is hereby amended by deleting the words " and any action by the Board of Directors, provided that no rights of third persons shall be affected by any such revision or alteration" appearing at the end thereof; and further

         RESOLVED, that the first sentence of the first paragraph of Article VII of the By-laws of the Company is hereby amended by deleting the words "Chairman of the Board"; and further

         RESOLVED, that Article VII of the By-laws of the Company is hereby amended by deleting the second and third sentences thereof; and further

         RESOLVED, that Article X of the By-laws of the Company is hereby amended by deleting the entire text thereof and by replacing such text with the words "The Managing Director, if one be elected, shall perform such duties and have such powers as the President may from time to time prescribe."